Exhibit 99.5

STATE OF MICHIGAN

IN THE CIRCUIT COURT FOR THE COUNTY OF JACKSON

ANDREW KLOTZ, Derivatively on Behalf
of Nominal Defendant CMS ENERGY
CORPORATION,
Plaintiff,
v.
WILLIAM U. PARFET, JOHN M.
DEUTCH, JAMES J. DUDERSTADT,
PERCY A. PIERRE, JOHN B.
YASINSKY, KATHLEEN R. FLAHERTY,
EARL D. HOLTON, KEN L. WAY, KENNETH WHIPPLE,
WILLIAM T. MCCORMICK, JR. and ALAN M. WRIGHT,
Defendants,
And
CMS ENERGY CORPORATION,
Nominal Defendant.
Case No. 03-06483-CK Hon. Edward J. Grant

/

IMPORTANT NOTICE TO ALL CURRENT SHAREHOLDERS OF
CMS ENERGY CORPORATION

PLEASE TAKE NOTICE that, pursuant to Order of the Court dated July 8, 2005, a hearing will be held on August 26, 2005, at 3:00 p.m., before the Honorable Edward J. Grant, Circuit Court of Jackson County, State of Michigan (the “Court”), 312 South Jackson Street, Jackson, Michigan 49201 (the “Settlement Hearing”).

The purpose of the Settlement Hearing is to determine whether a proposed settlement of the shareholder derivative claims asserted in the above-captioned shareholder derivative action (the “Action”) should be approved by the Court as fair, reasonable and adequate to CMS Energy Corporation (“CMS”) and its shareholders and to consider an anticipated request by plaintiff’s counsel for attorneys’ fees and reimbursement of expenses. The proposed settlement has been documented and agreed upon by the parties pursuant to the execution of a Stipulation of Settlement (the “Stipulation”). The Stipulation provides for the dismissal with prejudice of the Action pursuant to judgment and a release of claims against defendants, CMS and others, including claims related to the approval process for and notice of the proposed settlement.

In the Action, plaintiff alleged that certain officers and directors of CMS breached their fiduciary duties by, among other acts, failing to exercise proper oversight with regard to round-trip trading, failing to maintain adequate internal controls, failing to adhere to generally accepted accounting principles with regard to revenue recognition, and for insider selling and misappropriation of confidential corporate information.

Among other terms, the Stipulation provides that on behalf of the defendants, CMS will receive a cash payment from its directors and officers liability insurance program in the amount of $12 million. Additionally, as detailed in the Stipulation, as a result of the proposed settlement of the Action, CMS has adopted and will continue corporate governance changes to foster greater transparency with regard to CMS’s operations and to ensure increased oversight by CMS’s non-management directors.

As provided in the Stipulation, as part of the proposed settlement of the Action, plaintiff’s counsel are anticipated to file a request with the Court for attorneys’ fees and reimbursement of expenses up to $3.36 million. CMS, the defendants and a duly formed committee of CMS’s board of directors, the Special Litigation Committee, have agreed not to oppose any fee and expense request up to $3.36 million. Any attorneys’ fees and reimbursement of expenses awarded by the Court will be paid by CMS. The Stipulation is contingent upon final Court approval, but not contingent upon any award of attorneys’ fees and expenses.

If you are a current CMS common shareholder (i.e., you owned CMS common stock as of July 7, 2005, the date of the filing of the Stipulation), you have the right to appear in Court at the Settlement Hearing. You also have the right to object to the terms of the proposed settlement and/or object to plaintiff’s anticipated request for attorneys’ fees and reimbursement of expenses. Objections must be filed with the Court, and copies of objections also must be mailed or otherwise delivered to counsel for CMS and counsel for plaintiff, by August 19, 2005. The names and contact information for such counsel are as follows:

Eric Landau
McDERMOTT WILL & EMERY LLP
18191 Von Karman Ave., Suite 400
Irvine, CA 92612
Tel.: (949) 851-0633
Fax: (949) 851-9348
Julio C. Mazzoli
CMS ENERGY CORPORATION
One Energy Plaza, EP11-401
Jackson, MI 49201
Tel.: (517) 768-7321
Fax: (517) 788-8011
Counsel for CMS Energy
Corporation

Richard S. Schiffrin
SCHIFFRIN & BARROWAY, LLP
280 King of Prussia Road
Radnor, PA 19087
Tel.: (610) 667-7706
Fax: (610) 667-7056
Robert B. Weiser
THE WEISER LAW FIRM, P.C.
121 North Wayne Avenue, Ste 100
Wayne, PA 19807
Tel: (610) 225-2677
Fax: (610) 225-2678
Counsel for Plaintiff

A detailed notice describing the Action, the proposed settlement, and the rights of current CMS common shareholders to appear in Court at the Settlement Hearing will be included in a Form 8-K, which will be filed with the United States Securities and Exchange Commission no later than July 13, 2005 and will be accessible through www.sec-edgar.com, or through www.cmsenergy.com/invest.

If you have any questions with respect to this notice or any other aspect of the Action or the matters discussed in the Stipulation, you should raise them with your own attorney or advisor, or with the following counsel for the plaintiff in the Action:

Richard S. Schiffrin or SCHIFFRIN & BARROWAY, LLP 280 King of Prussia Road Radnor, PA 19087 Tel.: (610) 667-7706 Fax: (610) 667-7056	Robert B. Weiser THE WEISER LAW FIRM, P.C. 121 North Wayne Avenue, Suite 100 Wayne, PA 19807 Tel.: (610) 225-2677 Fax: (610) 225-2678

Please do not call the Court.

Dated: July 8, 2005	/s/ Cynthia J. Stroup_

Deputy County Clerk of the Court Circuit Court of Jackson County State of Michigan

Sandra L. Crowley County Clerk of the Court Circuit Court of Jackson County State of Michigan